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                                                                     Exhibit 8.1


           [SIDLEY AUSTIN BROWN & WOOD LLP LETTERHEAD APPEARS HERE]


                                         July 30, 2001
Marriott International, Inc.
10400 Fernwood Road
Bethesda, Maryland 20817

                      Re:  Marriott International, Inc.
                           Liquid Yield Option Notes due 2021/1/
                           -------------------------------------

Ladies and Gentlemen:

     We have acted as special tax counsel for Marriott International, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, of the Registration Statement on Form S-3 filed with the Commission on July 31, 2001 (the "Registration Statement"), of which the prospectus forms a part (the "Prospectus"). The Registration Statement relates to the Liquid Yield Option Notes due 2021 (the "LYONs") in an aggregate principal amount of $470,000,000 offered by the Company. The LYONs are described in the Prospectus. The LYONs were issued under an Indenture, dated as of May 8, 2001 (the"Indenture"), between the Company and The Bank of New York, as trustee.

     In preparing this opinion, we have examined and relied on such documents as we have deemed appropriate, including, inter alia, the Prospectus, the Indenture, and the originals or copies, certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments, certificates and other documents of public officials and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

--------------------
/1/ "Liquid Yield Option Notes" and "LYONs" are trademarks of Merrill Lynch & Co., Inc.
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     Based upon the foregoing, the Company's representation that, as of the issue date of the LYONs, the likelihood of a contingent interest payment being made on the LYONs during the term of the LYONs is not remote, the Company's representation that, as of the issue date of the LYONs, the likelihood of a contingent interest payment not being made on the LYONs during the term of the LYONs is not remote, and certain estimates made by the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated regarding the present value of contingent payments, we are of the opinion that:

      1. the LYONs will be classified as indebtedness of the Company for United States federal income tax purposes;

      2. the LYONs will be subject to the rules applicable to contingent payment debt instruments that are contained in Treasury Regulations section 1.1275-4(b); and

      3. the term comparable yield means the annual yield the Company would pay, as of the initial issue date, on a fixed-rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the LYONs.

     We are also of the opinion that the statements contained in the Prospectus under the captions "Summary - The Offering - Tax Original Issue Discount" and "Certain United States Federal Income Tax Considerations," to the extent they constitute matters of law or legal conclusions with respect thereto, accurately describe the treatment of the LYONs under federal income tax laws, regulations and rulings now in effect.

     We express no opinions other than those expressed herein. We hereby consent to the use of this letter as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus.

                                         Very truly yours,

                                         Sidley Austin Brown & Wood LLP

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